PILGRIM ADVISORY FUNDS, INC.
                           CERTIFICATE OF CORRECTION


         Pilgrim Advisory Funds, Inc., formerly Pilgrim America Masters Series, Inc. (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The title of the document being corrected hereby is Articles Supplementary.

         SECOND: The name of the parties signing the document, as it appeared in the Articles Supplementary of the Corporation are James M. Hennessy, Secretary and Robert W. Stallings, President.

         THIRD: The Articles Supplementary of the Corporation to be corrected hereby were filed on August 14, 1998.

         FOURTH: Article First of the Articles Supplementary of the Corporation as previously filed reads as follows:

                  FIRST: There is hereby established and designated one additional series of Common Stock, designated Strategic Income Fund, consisting of seventy million (70,000,000) shares of the Corporation's authorized capital stock. Seventy million (70,000,000) shares of the Corporation are hereby classified as Strategic Income Fund shares.

         Article First of the Articles Supplementary of the Corporation as corrected shall read as follows:

                  FIRST:   There  is  hereby   established  and  designated  one
         additional series of Common Stock, designated Strategic Income Fund, consisting of seventy million (70,000,000) shares of the Corporation's authorized capital stock, thirty-five million (35,000,000) shares of which shall be classified as Strategic Income Fund Class A common stock
         and  thirty-five   million   (35,000,000)  shares  of  which  shall  be
         classified as Strategic Income Class B common stock.
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         IN WITNESS  WHEREOF,  Pilgrim  Advisory  Funds,  Inc.  has caused  this
Certificate of Correction to be signed in its name and on its behalf by the Incorporator of the Corporation on May __, 1999.

ATTEST:                                        PILGRIM ADVISORY FUNDS, INC.


By:                                            By:
   ------------------------------                 ------------------------------
   James M. Hennessy                              Robert W. Stallings
   Secretary                                      President